Exhibit 99.1

M&T Bank Corporation Elects Richard H. Ledgett, Jr. to Board of Directors

BUFFALO, N.Y., August 15, 2017 —M&T Bank Corporation (NYSE: MTB) (“M&T”) announced the election of Richard H. Ledgett, Jr. of Crownsville, Maryland to its Board of Directors, effective August 15, 2017. Mr. Ledgett was also elected to the Board of Directors of M&T Bank, M&T’s principal banking subsidiary.

Mr. Ledgett joins M&T’s board with four decades of intelligence, cyber security and cyber operations experience, including 29 years with the National Security Agency (NSA), the largest intelligence organization in the U.S., where he served as Deputy Director from January 2014 until his retirement in April 2017. As Deputy Director for the NSA, he led a global entity with almost 200 operating locations around the world and acted as the Agency’s chief operating officer, responsible for providing foreign intelligence and protecting our country’s most important national security-related networks and information.

Additionally, Mr. Ledgett led the NSA’s 24/7 Threat Operations Center (NTOC), responsible for identifying and countering cyber threats to our national security systems. In that capacity, he redirected the NTOC’s focus to robust identification of cyber threat actors and made that information actionable by consumers. Mr. Ledgett was also selected as the Intelligence Community’s first National Intelligence Manager for Cyber, serving as principal advisor to the Director of National Intelligence on all cyber matters. In this capacity, he was also responsible for integrating cyber activities across 16 intelligence agencies and numerous international partners, and he developed the first National Intelligence Strategy for cyber.

Mr. Ledgett is a recipient of numerous honors and awards, including Presidential Rank Awards for Distinguished and Meritorious Service and the National Intelligence Distinguished Service and Superior Service Medals. He is a member of the U.S. Naval Academy’s Cyber Board of Advisors and has served as an instructor and course developer at the National Cryptologic School and as an adjunct faculty member at the National Intelligence University in Washington, D.C. He earned his M.S. in Strategic Intelligence from the National Defense Intelligence College in Washington, D.C., completed graduate-level coursework in engineering at George Washington University in Washington, D.C., and earned his B.S. in Psychology from the University of the State of New York in Albany, New York.

“Rick Ledgett has had a long and distinguished career serving our country and protecting our nation’s most important information security interests around the world,” said Robert G. Wilmers, M&T’s Chairman and CEO. “He will be an invaluable addition to our board, bringing a management, operational and technical perspective to cyber security and information assurance that will further strengthen M&T’s commitment to information security and risk management.”

About M&T Bank

M&T is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Virginia, West Virginia and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

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